UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2022

HOOKIPA PHARMA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38869	81-5395687
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue, 72nd Floor, Suite 7240
New York, New York	10118
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +43 1 890 63 60

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.0001	HOOK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Research Collaboration and License Agreement

On February 15, 2022, Hookipa Biotech GmbH (“HOOKIPA GmbH”), a wholly-owned subsidiary of HOOKIPA Pharma Inc. (together with HOOKIPA GmbH, the “Company”) and Gilead Sciences, Inc. (“Gilead”) entered into an Amended and Restated Research Collaboration and License Agreement (the “Restated Collaboration Agreement”) to that certain Research Collaboration and License Agreement, between the HOOKIPA GmbH and Gilead, effective as of June 4, 2018, as subsequently amended (the “Original Collaboration Agreement”). The Original Collaboration Agreement was entered into to evaluate potential vaccine products using or incorporating the Company’s Arenavirus technology platforms for the treatment, cure, diagnosis, or prevention of HBV or HIV (the “Field”). The Restated Collaboration Agreement, among other things, allocated to the Company additional research and development responsibility with respect to the Company’s HIV candidate and provided for additional funding by Gilead of such research and development activities as well as increased later stage development and commercial milestone payments.

Development and Commercialization of HIV Program Candidate

Under the Restated Collaboration Agreement, the Company is obligated to use commercially reasonably efforts to further develop its HIV program candidate, pursuant to a specified HIV Development Plan (as defined in the Restated Collaboration Agreement), through the completion of a Phase 1b clinical trial or such other development activities specified in such plan. Gilead has the exclusive right (the “Option”) to take back the development rights for such HIV program candidates and to further research, develop, and commercialize such candidates in accordance with the terms and conditions of the Restated Collaboration Agreement. Gilead may exercise the Option at any time, but no later than 60 days after the receipt of a data package containing pre-clinical, clinical, CMC, regulatory and other data specified by the Restated Collaboration Agreement. If Gilead elects to exercise the Option, the Company will be entitled to a $10.0 million program completion fee (the “Program Completion Fee”), after which all development costs and obligations of the HIV program would revert to Gilead. The Company will not be eligible for reimbursement of costs incurred by it prior to the exercise of the Option with respect to the HIV Development Plan.

If the Option is not exercised by Gilead during the term of the Option, or Gilead provides written notice to the Company of its intention to not exercise the Option, then the terms of the Restated Collaboration Agreement shall be deemed terminated with respect to the HIV Development Plan and HIV Licensed Products (each as defined in the Restated Collaboration Agreement), and the Field and rights granted under the Restated Collaboration Agreement shall be limited to the HBV indication. Furthermore, if the Option expires or is terminated, the non-competition and right of first negotiations terms contained in the Restated Collaboration Agreement shall not be applicable to the development for HIV indications. In the event the Option is not exercised, the parties shall work in good faith to enter into a license agreement pursuant to which Gilead will grant the Company a milestone and/or royalty-bearing license under certain Gilead owned intellectual property necessary or reasonably useful to allow the Company to research, develop, manufacture and commercialize HIV product candidates as of the date on which the Option is exercised.

Financial Terms

Upon execution of the Restated Collaboration Agreement, the Company became entitled to a program initiation fee of $15.0 million. Since entering into the Original Collaboration Agreement, the Company has received from Gilead a one-time upfront fee of $10.0 million and $16.2 million in milestone payments for the achievement of pre-clinical research milestones, including a $4.0 million milestone payment in January 2022 for the initiation of IND-enabling studies for the HIV program. In addition, the Company is eligible for up to $140.0 million in developmental milestone payments for the HBV program and $50.0 million in commercialization milestone payments for the HBV program. If Gilead exercises the Option, the Company is eligible for up to $172.5 million in developmental milestone payments for the HIV program, inclusive of the $10.0 million Program Completion Fee upon Option exercise, and $65.0 million in commercialization milestone payments for the HIV program. Upon the commercialization of a Licensed Product, the Company is eligible to receive tiered royalties of a high single-digit to mid-teens percentage on the worldwide net sales of each HBV Licensed Product, and royalties of a mid-single-digit to 10% of worldwide net sales of each HIV Licensed Product, if the Option is exercised. The royalty payments are subject to reduction under specified conditions set forth in the Collaboration Agreement. In addition, Gilead is obligated to pay the Company for all out-of-pocket costs actually incurred by it in connection with the HBV program, including CMO-related costs, to the extent contemplated under the research plans and research budget.

The foregoing is only a brief description of certain terms of the Restated Collaboration Agreement and the transactions contemplated thereby, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Restated Collaboration Agreement which is to be filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Stock Purchase Agreement

In connection with the Restated Collaboration Agreement, on February 15, 2022 (the “Effective Date”), the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Gilead. Pursuant to, and subject to the terms and conditions of, the Stock Purchase Agreement, Gilead will be required, at the Company’s option, to purchase up to $35,000,000 of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). On the Effective Date, Gilead purchased an initial amount of 1,666,666 unregistered shares of the Company’s Common Stock in exchange for approximately $5.0 million at a purchase price per share equal to $3.00. Pursuant to the terms of the Stock Purchase Agreement, the Company may require Gilead to purchase the balance of the $30.0 million of Common Stock in two subsequent purchases. The purchase price per share of the first subsequent purchase shall be equal to (a) the VWAP Purchase Price (as defined in the Stock Purchase Agreement), calculated at the date the Company exercises its right to require Gilead to purchase shares, plus (b) a premium of 30% on the VWAP Purchase Price, and the purchase price per share of the second subsequent purchase shall be equal to the VWAP Purchase Price, calculated at the date the Company exercises its right to require Gilead to purchase shares. The ability of the Company to sell shares of its Common Stock to Gilead are subject to specified limitations, including compliance with Nasdaq Rule 5635(d) and continued compliance with the Nasdaq listing rules. The Stock Purchase Agreement also prohibits Gilead from purchasing shares of Common Stock if such purchase would result in Gilead being a beneficial owner of more than 19.9% of the total number of shares of Common Stock then-issued and outstanding.

The Stock Purchase Agreement may be terminated: (1) by Gilead (a) any time an Event of Default (as defined in the Stock Purchase Agreement) exists or (b) if HOOKIPA GmbH suspends, terminates or otherwise ceases to perform under the HIV Development Plan; (2) automatically if Gilead exercises its Option pursuant to the Restated Collaboration Agreement; (3) by the Company for any reason; (4) automatically on the date that the Company sells and Gilead purchases the full $35.0 million of Common Stock; or (5) automatically on December 31, 2023.

Pursuant to the terms of the Stock Purchase Agreement, the Company and Gilead agreed to enter into a registration rights agreement within two months following the Effective Date, obligating the Company to file a registration statement on Form S-3 to register for resale the initial 1,666,666 shares of Common Stock issued to Gilead within six months of the issuance on the Effective Date and thereafter, within four months of any additional purchases of the Company’s Common Stock by Gilead.

The Company made customary representations, warranties and covenants concerning the Company in the Stock Purchase Agreement and also agreed to indemnify Gilead against certain liabilities.

The foregoing is only a brief description of certain terms of the Stock Purchase Agreement and the transactions contemplated thereby, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Stock Purchase Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 3.01	Unregistered Sales of Equity Securities.

Pursuant to the Stock Purchase Agreement described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated herein by reference, the Company issued an aggregate of 1,666,666 shares of Common Stock at the Effective Time to Gilead. Furthermore, upon the terms and conditions set forth in the Stock Purchase Agreement, the Company may issue unregistered shares of its Common Stock with an aggregate value of $30.0 million to Gilead as set forth in Item 1.01.

The issuance of the shares of Common Stock to Gilead will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and the Company and Gilead have agreed that the issuance of the Shares will be accomplished in reliance upon Section 4(a)(2) of the Securities Act.

Item 7.01	Regulation FD Disclosure.

On February 15, 2022, the Company issued a press release announcing its entry into the Restated Collaboration Agreement and Stock Purchase Agreement.  A copy of the press release is furnished hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated February 15, 2022, by and between HOOKIPA Pharma Inc. and Gilead Sciences, Inc.
99.1	Press release issued by HOOKIPA Pharma Inc. on February 15, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOOKIPA Pharma Inc.

Date: February 15, 2022	By:	/s/ Joern Aldag
Joern Aldag
Chief Executive Officer
(Principal Executive Officer)